NEWS RELEASE

BIOLASE ENTERS AFFILIATION AGREEMENT WITH
SUN DENTAL LABORATORIES, LLC

Strategic Partnership to Leverage Sun Dental Labs’ Significant Customer Base
as Market for BIOLASE to Sell Trios Intraoral Scanners

IRVINE, CA – (May 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, announced today that BIOLASE has entered into an Affiliation Agreement (the Arrangement) with Sun Dental Laboratories, LLC (“Sun Dental Labs”) to form a strategic partnership to sell the Trios® family of intraoral scanners (“IOS”) manufactured by Copenhagen-based 3Shape A/S. BIOLASE® is currently a non-exclusive distributor for the Trios IOS in the United States and Canada, and in negotiations for additional distribution internationally.

Federico Pignatelli, Chairman and Chief Executive Officer of BIOLASE, stated, “We are extremely pleased with the opportunity to partner with Sun Dental Labs, which currently has thousands of doctors utilizing their digital dental laboratory network in the United States alone. Their significant customer base represents nearly a 5% market share of the dental offices in North America. This is a tremendously valuable network and Sun Dental Labs has already provided our sales force with several qualified referrals.”

Under the Agreement, BIOLASE will provide the primary inside and outside sales teams, installation and training services, and after-sales support. Sun Dental Labs will provide access to its expansive customer base of dentists and dental laboratory associates, provide marketing material, schedule appointments for BIOLASE sales representatives, and provide a rebate to BIOLASE Trios owners who utilize its services. All IOS sold under this Arrangement will be pre-programmed with Sun Dentals Labs’ direct connect as the preferred laboratory provider.

In consideration of this marketing alliance, BIOLASE’s Board of Directors granted Sun Dental Labs an initial warrant for 500,000 shares of common stock on April 26, 2013, at the market closing price of $5.90 per share. The warrant will vest based on performance at a rate of 1,000 per each Trios IOS sold in conjunction with the Agreement. For the purposes of this Agreement, a sale is defined as a Trios IOS that has been installed at the customer’s place of business and is fully operational, where the customer has been trained, and the Trios IOS has been paid for in full by the customer. Any unvested warrant shares will expire on April 24, 2014.

Fred Furry, Chief Operating Officer and Chief Financial Officer of BIOLASE said, “This presents a sound opportunity for BIOLASE. Not only will this generate incremental sales of Trios IOSs, but it will also create prospects for our core WaterLase® and diode laser products, as well as our CBCT digital imaging equipment at hundreds of high-tech dental practices. This warrant is purely performance-based. By way of example only, if the Agreement ultimately results in 500 Trios IOS’s being sold over the next 12 months, then it would translate into approximately $16 million to $20 million in gross revenues and contribute significantly to the cash we generate from operations over the next 12 months.”

“Sun Dental Labs’ preference of the warrant over a conventional commission or discount also demonstrates the conviction that Sun Dental Labs has in BIOLASE and the potential value Sun Dental Labs sees in our stock. The warrant will also preserve BIOLASE’s full margin on the Trios IOS product line. The Agreement will also give us an entry into the high-tech dental practices currently serviced by Sun Dental Labs,” concluded Furry.

Chuck Stapleton, Vice President of Global Operations of Sun Dental Labs stated, “We have leveraged 3Shape’s superior scanning and software solutions into our dental technology manufacturing to streamline productivity, decrease costs, and improve quality. We believe that with BIOLASE supporting the Trios IOS, it will be just as successful for the clinician in the dental office.”

The Trios digital solution, which includes a hand-held scanner, operator’s control cart, and intuitive software, provides faster impression taking, improved accuracy and clinical results, reduced need for retakes, and less adjustment and grinding. Trios’ unique features include spray-free scanning, high accuracy optimized for an extensive range of indications, clinical scan validation, online communication with the dental laboratory, intuitive Smart-Touch user interfacing. Color and laptop versions of the Trios were introduced in the 2013 first quarter.

About Sun Dental Laboratories, LLC
Sun Dental Laboratories, LLC is the leading provider of high-quality restorative dental products for doctors and labs around the world. Sun Dental Labs is a full-service dental lab using ADA Certified materials and the latest restorative options fabricated with state-of-the-art technology. Sun Dental Labs considers itself a leader in the dental technology space with its branded portfolio of products that includes Sunflex® flexible partial dentures, Suntech® Full Zirconia crowns and bridges, Sunstone® Digital Models, and Suntech Custom Implant Abutments, to name a few.

To learn more about Sun Dental Labs’ products and services, please visit www.sundentallabs.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets lasers in dentistry and medicine and also markets and distributes dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate over 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,500 lasers.

Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, Linkedin at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are trademarks of BIOLASE, Inc.

Suntech®, Sunflex®, and Sunstone® are trademarks of Sun Dental laboratories, LLC.

Trios® is a trademark of 3Shape A/S.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700